EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

The Company has a wholly owned subsidiary, New Brighten Business Center, LLC.  The subsidiary operates real estate property in which the Company locates its corporate headquarters.

The Company has a wholly owned subsidiary, Medtox Diagnostics, Inc. in Burlington, North Carolina.  The subsidiary manufactures and distributes diagnostic devices.

The Company has a wholly owned subsidiary, Medtox Laboratories, Inc. in St. Paul, Minnesota.  The subsidiary performs forensic and clinical laboratory services.